Exhibit 99.1

November 4, 2003

National Financial Partners Announces Third Quarter 2003 Financial Results

Highlights:

•	Revenue up 38% in the quarter and 34% year-to-date

•	“Same store” revenue growth of 13% year-to-date

•	Net income more than tripled to $7.4 million in the quarter and grew 89% to $13.8 million year-to-date

•	Net income per diluted share more than tripled to $0.24 in the quarter and grew 73% to $0.45 year-to-date

•	Cash earnings up 65% to $12.7 million in the quarter; up 91% to $39.0 million year-to-date

•	Cash earnings per diluted share up 52% to $0.41 in the quarter; up 78% to $1.28 year-to-date

•	Gross margin as a percentage of revenues was 23.9% in the quarter and 22.1% year-to-date

NEW YORK, NY – National Financial Partners Corp. (NYSE: NFP) today reported a 38% increase in revenues to $119.9 million for the third quarter of 2003. Net income more than tripled to $7.4 million, or $0.24 per diluted share in the third quarter of 2003, from $2.1 million, or $0.07 per diluted share in the third quarter of 2002. Cash earnings increased 65% to $12.7 million, from $7.7 million in the prior year period. Cash earnings per diluted share (“Cash EPS”) was $0.41, up 52% from $0.27 in the third quarter of 2002. The Company defines cash earnings as net income excluding amortization of intangibles, depreciation and impairment losses and provides a full reconciliation in the attached tables.

For the nine months ended September 30, 2003 revenues grew 34% to $336.2 million. Net income increased 89% to $13.8 million and net income per diluted share increased 73% to $0.45 during the first nine months of 2003. Cash earnings grew 91% to $39.0 million and Cash EPS grew 78% to $1.28 in the year-to-date period.

“Our financial performance continues to demonstrate the strength of our producer firms and the diversification of our business, as evidenced by year-to-date ‘same store’ revenue growth of 13%,” said Jessica Bibliowicz, Chairman and Chief Executive Officer. “Management remains focused on executing the business plan, which includes acquiring the best producer firms in the industry and providing access to products, services and resources that enhance their growth. We believe that our focus on the growing high net worth and entrepreneurial small and mid-size corporate market will continue to serve us well. With an improving economic environment and a strong growth platform, we are confident that we can continue to deliver value to our stockholders.”

Third Quarter Results

Revenue growth of 38% to $119.9 million was driven by:

•	Strong demand for life insurance and estate planning products, especially universal life insurance;

•	Higher sales and strong recurring revenues in the employee benefits market;

•	Improvement in overall market conditions which helped increase assets under management and revitalize demand for fee-based planning and investment advisory services; and

•	Incremental revenue of $15.1 million from acquisitions.

Net income was $7.4 million, or $0.24 per diluted share, more than triple the $2.1 million, or $0.07 per diluted share in the year-ago period. Cash earnings were $12.7 million, up 65% from $7.7 million in the third quarter of 2002. Cash EPS was $0.41, up 52% from $0.27 in the third quarter of 2002. Growth in net income and cash earnings was driven primarily by strong “same store” revenue growth, acquisitions, margin expansion and a reduction in both option compensation and impairment expense. Net income per share and Cash EPS grew at a slightly slower rate due to an 8% increase in diluted shares outstanding, from 28.8 million shares in the third quarter of 2002 to 31.0 million shares in the current year period. The increase in diluted shares resulted from acquisition-related share issuances, option grants and the Company’s September 18, 2003 initial public offering.

Gross margin as a percentage of revenues for the three months ended September 30, 2003 was 23.9%, up from 23.0% in the comparable 2002 period. Gross margin before management fees as a percentage of revenues, which better reflects the operating margin at the producing firm level, was 43.1% for the third quarter 2003, up from 38.6% in the year-ago period.

During the third quarter of 2003, the Company incurred $0.2 million in option compensation expense versus $2.7 million in the third quarter of 2002. A substantial portion of the 2002 option compensation was related to option incentive programs for principals of some of the Company’s earliest acquisitions. These programs were largely completed during 2002.

The Company incurred a $1.0 million charge in the third quarter of 2003 related to the disposition of the assets of one of its previously acquired firms. The Company had previously taken an impairment charge related to this firm, but subsequently decided to dispose of it due to continued deterioration of the business and prospects for improvement.

Amortization of intangible assets totaled $4.2 million in the third quarter of 2003, up from $3.2 million in the comparable 2002 period. The $1.0 million increase is attributable to a 20% increase in net intangible assets resulting from acquisitions consummated during the last twelve months.

Income tax expense as a percentage of pre-tax income was 52% for the third quarter of 2003 versus 53% in the prior year period. The estimated annual effective tax rate for 2003 is approximately 50%, higher than the previously estimated effective tax rate of 48%, due primarily to additional non-deductible expenses incurred during the third quarter and changes in tax estimates driven by the geographic breakdown of income on a firm by firm basis in state and local jurisdictions with higher tax rates.

Nine-Month Results

Revenue growth of 34% to $336.2 million was driven primarily by the aforementioned factors that impacted the third quarter of 2003. In addition, acquisitions contributed $45.0 million of incremental revenue to the Company’s September 30, 2003 year-to-date revenues.

Net income for the first nine months of 2003 was $13.8 million, or $0.45 per diluted share, compared with $7.3 million, or $0.26 per diluted share in the first nine months of 2002. Cash earnings were $39.0 million during the first nine months of 2003, up 91% from $20.4 million in the year-ago period. Cash EPS was $1.28 for the first nine months of 2003, up 78% from $0.72 in the prior year period. Growth in net income and cash earnings was driven primarily by strong “same store” revenue growth, acquisitions, margin expansion and a reduction in option compensation expense. Net income per share and Cash EPS grew at a slightly slower rate due to a 9% increase in diluted shares outstanding. The increase in diluted shares resulted from acquisition-related share issuances, option grants and the Company’s September 18, 2003 initial public offering.

Gross margin as a percentage of revenues for the nine months ended September 30, 2003 was 22.1%, up from 21.6% in the comparable 2002 period. Gross margin before management fees as a percentage of revenues, which better reflects the operating margin at the producing firm level, was 40.5% for the first nine months of 2003, up from 37.1% in the year-earlier period.

During the first nine months of 2003, option compensation totaled less than $0.1 million, down from $7.0 million in the comparable 2002 period. A substantial portion of the 2002 option compensation was related to the aforementioned option incentive programs offered to principals of some of the Company’s earliest acquisitions. These programs were largely completed during 2002.

Amortization of intangible assets was $12.2 million for the first nine months of 2003, up from $9.4 million in the year-ago period. The $2.8 million increase is attributable to a 20% increase in net intangible assets resulting from acquisitions consummated during the last twelve months.

Impairment losses totaled $9.9 million during the first nine months of 2003, up from $1.8 million in the comparable 2002 period. The losses incurred during the 2003 period related to five firms, all of which were recognized during the second quarter.

The corporate tax rate for the nine months ended September 30, 2003 was 50% compared with 53% in the comparable 2002 period. The tax rate in both periods was impacted by non-deductible expenses including impairments and intangible amortization.

Acquisitions

During the third quarter of 2003, the Company acquired four firms with aggregate base earnings, which reflects NFP’s priority earnings position on a pre-tax basis, of $2.0 million. The Company paid $10.5 million in consideration for the acquired firms in a mix of cash (approximately 72%) and stock (approximately 28%).

During the first nine months of 2003, the Company acquired 24 firms with aggregate base earnings of $14.2 million. The Company paid $76.1 million in consideration for the acquired firms in a mix of cash (approximately 69%) and stock (approximately 31%). Commenting on the Company’s acquisitions, Ms. Bibliowicz said, “We continue to acquire and partner with some of the best independent producers in the business. Considering that we were in registration for our IPO since May of this year and therefore not able to enter into new letters of intent during a four-to-five-month period of time, we are pleased with our progress and backlog of potential deals for the future.”

Corporate Events

On September 18, 2003, the Company and selling stockholders raised $223.0 million in net proceeds from the initial public offering of NFP’s common stock (including the exercise of the over-allotment option). Of this amount, the Company received $91.5 million and selling stockholders received $131.5 million. The Company used $72.0 million of the proceeds to fully repay debt under its line of credit, with the remaining $19.5 million of proceeds available for general corporate purposes. Upon the completion of the IPO (including the exercise of the over-allotment option), the Company had 32.3 million common shares outstanding.

Earnings Conference Call

National Financial Partners will conduct its third quarter 2003 earnings conference call and audio webcast on Wednesday, November 5, 2003, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and Internet. To access the call, dial (973) 582-2732 (mention the “National Financial Partners earnings conference call”). To listen to the conference call over the Internet, visit www.nfp.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site approximately ten minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet beginning at approximately 11:30 a.m. (ET) on Wednesday, November 5, 2003, until Wednesday, November 12, 2003. To listen to a replay of the conference call via telephone, dial (973) 341-3080. The access code for the replay is 4254977. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Quarterly Financial Supplement

A copy of the Company’s quarterly financial supplement, which provides additional financial data, is available on the Investor Relations section of NFP’s Web site at www.nfp.com.

Reconciliation of Non-GAAP Measures

National Financial Partners analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share. Cash earnings is defined as net income, excluding amortization of intangibles, depreciation and impairment losses. Cash earnings per diluted share is calculated by dividing operating earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company also uses non-GAAP measures called gross margin before management fees and gross margin before management fees as a percentage of revenues. National Financial Partners believes these non-GAAP measures provide additional information that could be meaningful in evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively. Gross margin before management fees and gross margin before management fees as a percentage of revenues should not be viewed as substitutes for GAAP gross margin and GAAP gross margin as a percentage of revenues. A full reconciliation of net income to cash earnings and gross margin to gross margin before management fees is provided in the attached tables as well as the Company’s quarterly financial supplement, which is available on the Investor Relations section of NFP’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, NFP is a leading independent distributor of financial services products to high net worth individuals and small to medium-size corporations. NFP is headquartered in New York and operates a national distribution network with over 1,300 producers in 40 states and Puerto Rico consisting of over 130 owned firms and over 175 affiliated third-party distributors.

This press release of National Financial Partners Corp. (“NFP”) contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that statements relating to NFP’s operations are based on management’s current expectations, estimates and projections. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release. For more details on factors that could affect expectations, please see NFP’s filings with the Securities and Exchange Commission, including its registration statement on Form S-1. Unless legally required, NFP undertakes no obligation to revise or update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
John Nadel	Elliot Holtz
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4084	212-301-4060

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Unaudited (Dollars and shares outstanding in thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Revenue:
Commissions and fees	$119,899	$86,791	$336,164	$251,486

Cost of Services:
Commissions and fees	31,383	24,060	91,874	73,454
Operating expenses	36,863	29,270	108,108	84,826
Management fees	22,940	13,470	61,927	39,002

Total cost of services	91,186	66,800	261,909	197,282

Gross Margin	28,713	19,991	74,255	54,204

Corporate and other expenses:
General and administrative	6,028	5,652	16,585	16,269
Option compensation	177	2,714	45	6,984
Amortization of intangibles	4,207	3,190	12,201	9,390
Loss on impairment of intangible assets	—	1,822	9,932	1,822
Depreciation	1,085	569	3,060	1,872
Start-up, acquisition bonus and other	79	474	1,791	632
Loss on sale of subsidiaries	1,038	402	1,038	329

Total corporate and other expenses	12,614	14,823	44,652	37,298

Income from operations	16,099	5,168	29,603	16,906

Net interest and other	(652)	(698)	(1,846)	(1,378)

Income before income taxes	15,447	4,470	27,757	15,528

Income tax expense	8,078	2,356	13,987	8,230

Net income	$7,369	$2,114	$13,770	$7,298

Earnings per share:
Basic	$0.26	$0.08	$0.49	$0.28

Diluted	$0.24	$0.07	$0.45	$0.26

Weighted average shares outstanding:
Basic	28,571	26,199	27,937	25,740

Diluted	31,004	28,806	30,556	28,130

CALCULATION OF GROSS MARGIN

Unaudited (Dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Total revenue	$119,899	$86,791	$336,164	$251,486
Cost of services (excludes management fees):
Commissions and fees	31,383	24,060	91,874	73,454
Operating expenses	36,863	29,270	108,108	84,826

Gross margin before management fees	51,653	33,461	136,182	93,206
Management fees	22,940	13,470	61,927	39,002

Gross margin	$28,713	$19,991	$74,255	$54,204

Gross margin as percentage of total revenue	23.9%	23.0%	22.1%	21.6%
Gross margin before management fees as percentage of total revenue	43.1%	38.6%	40.5%	37.1%
Management fees, as a percentage of gross margin before management fees	44.4%	40.3%	45.5%	41.8%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

Unaudited (Dollars in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
GAAP Net Income	$7,369	$2,114	$13,770	$7,298
Amortization of intangibles	4,207	3,190	12,201	9,390
Depreciation	1,085	569	3,060	1,872
Impairment loss	—	1,822	9,932	1,822

Cash Earnings	$12,661	$7,695	$38,963	$20,382

GAAP Net Income per share - diluted	$0.24	$0.07	$0.45	$0.26
Amortization of intangibles	0.14	0.11	0.40	0.33
Depreciation	0.03	0.02	0.10	0.07
Impairment loss	—	0.07	0.33	0.06

Cash Earnings per share - diluted	$0.41	$0.27	$1.28	$0.72

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

Unaudited (Dollars in thousands)

	At
	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$57,631	$31,814
Securities purchased under resale agreements in premium trust accounts	38,332	25,637
Current receivables	44,426	38,613
Other current assets	12,475	5,216

Total current assets	152,864	101,280
Intangibles, net	237,922	205,101
Goodwill, net	218,837	184,507
Deferred tax assets	20,680	25,970
Other long-term assets	23,424	24,388

Total assets	$653,727	$541,246

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$36,515	$25,087
Bank loan	—	39,450
Other current liabilities	52,663	52,045

Total current liabilities	89,178	116,582
Deferred tax liabilities	88,348	79,498
Accrued option expense	—	49,736
Acquisition bonus and other	9,950	7,331

Total liabilities	187,476	253,147

STOCKHOLDERS’ EQUITY
Common stock at par value	3,306	2,731
Additional paid-in capital	478,652	312,432
Accumulated deficit	(2,437)	(16,207)
Treasury stock	(13,270)	(10,857)

Total stockholders’ equity	466,251	288,099

Total liabilities and stockholders’ equity	$653,727	$541,246